Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of Norhart Invest LLC (the “Company”) of our report dated March 20, 2023, with respect to the balance sheet of the Company as of January 31, 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the period from January 26, 2023 (inception) to January 31, 2023, and to the reference to our firm under the heading “Experts”. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

Atlanta, Georgia

November 22, 2023